EXHIBIT 10.13

NON EMPLOYEE DIRECTOR COMPENSATION PLAN
2011/2012 SERVICE YEAR

Retainer:	$36,000 per year (paid in twelve equal installments of $3,000 subsequent to shareholder approval of nomination)

Attendance:	$20,000; $5,000 paid following attendance (in person or via conference call) at the regular quarterly board and committee meetings, or upon an excused absence.

Award of Restricted
Share Units*:	$50,000**

Total Compensation	$106,000

Mid-Term Appointments

The cash retainer and RSU awards will be prorated for the service year with a new director given full credit for a partial month’s service.  The market value used to calculate the number of shares to be awarded will be the closing stock price the day before the mid-year appointment.

*  Number of shares is determined by dividing the market price per share at the close of business on April 26, 2011 ($15.06), into $50,000 (3,320 shares), which units shall vest promptly after the completion of the director’s annual service.  On death, disability, or change in control, the RSU will fully vest.  On a termination without cause, the award will vest prorata for each full month of service; provided, however, the board of directors may waive all or any portion of the service requirement to accelerate the vesting of the units.

**  For Audit Committee Chair, this amount is $55,500, or 3,685 shares.

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Adopted April 27, 2011